EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD. REPORTS SECOND QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (August 9, 2005) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today reported its operating results for the second quarter and first half of 2005.

For the three months ended June 30, 2005, total revenue increased to approximately $6.6 million, compared with $6.4 million in the second quarter of 2004. Net income declined to $1,481,359, or $0.25 per diluted share, versus $1,764,040 or $0.30 per diluted share, in the quarter ended June 30, 2004. The weighted average number of fully diluted shares outstanding totaled 6,011,642 in the most recent quarter, compared with 5,870,984 in the prior-year period.

Retail water sales decreased by 3.5% to approximately $3.4 million in the most recent quarter, when compared with approximately $3.5 million in the prior-year period. Bulk water sales increased by 8.1%, from approximately $2.7 million in the second quarter of 2004, to approximately $2.9 million in the quarter ended June 30, 2005. Revenue from services increased by 24.5% to $270,670 in the second quarter of 2005, compared with $217,360 in the prior-year period.

Gross margin on Retail sales improved to 62.0% in the most recent quarter, versus 59.8% a year earlier, while gross margin on Bulk water sales approximated 19.3%, compared with 25.5% in the second quarter of 2004.

“Although our retail sales continued to trail prior-year levels in the most recent quarter due to the after-effects of Hurricane Ivan, the percentage decline narrowed to 3.5%, compared with a decline of 12.0% in the first quarter of 2005,” observed Rick McTaggart, President and Chief Executive Officer of Consolidated Water Co. Ltd. “Efforts to rebuild hurricane-damaged tourist properties are continuing at a rapid pace, but until tourism returns to the 2004 pre-hurricane levels in the Cayman market, we expect revenues from Retail to be lower than in the prior-year comparable periods.”

Joe Pivinski, Chief Financial Officer of Consolidated Water Co. Ltd. also commented that “Additional water consumption by the Water Authority on Grand Cayman, partially offset by lower net sales in our Waterfields operation on the island of New Providence in The Bahamas, allowed Bulk sales to rise 8.1% in the most recent quarter, when compared with the prior-year quarter. The decline in Waterfields sales relates to reduced deliveries associated with the fouling of reverse osmosis membrane elements. We are in the process of remediating this problem and currently have one containerized desalination unit on site and one in transit to temporarily supplement production capacity. These containerized units should be producing water by mid-October 2005.”

The 16 percent decline in second quarter net income was partially due to higher Retail gross margins, which were more than offset by lower gross margins on Bulk water sales. In addition, general and administrative expense rose 10.4 percent, primarily due to increased Directors’ compensation, an increase in legal fees, and additional personnel hired by Waterfields to support expanded operations in the Bahamas. Finally, total other income decreased by 26.8 percent as a result of higher interest expense associated with rising LIBOR rates.

For the six months ended June 30, 2005, total revenue declined slightly to $12.6 million, versus $12.7 million in the corresponding period of the previous year. Net income decreased 22.6% to $2,855,410, compared with $3,687,958 in the first half of 2004. The weighted average number of fully diluted shares outstanding increased to 5,986,928 in the six months ended June 30, 2005, versus 5,847,552 in the prior-year period.

“While our 2005 revenues and earnings are being negatively affected by the impact of Hurricane Ivan — the worst hurricane to hit the Cayman Islands in more than 72 years — we continue to pursue opportunities in existing and new markets that will benefit our operating results in future years. The largest of these new projects involves the expansion of an existing plant and the construction of a new seawater desalination plant (the Blue Hills plant) in Nassau, The Bahamas, which will more than quadruple our water production capacity on New Providence, to 10.8 million US gallons of potable (i.e., drinking) water per day, by the mid-July 2006. By such time, Nassau will replace the Cayman Islands as our largest single market by product volume,” concluded McTaggart.

On July 31, 2005, the Company paid a cash dividend of $0.12 per share to shareholders of record June 30, 2005, a 4.3% increase when compared with the $0.115 dividend cash declared in the second quarter of 2005. The Company has paid cash dividends to shareholders every year since 1985, and the annual rate of dividend payment has never been reduced during the 20-year period.

At the upcoming Annual Meeting on August 17, 2005, the shareholders of Consolidated Water Co. Ltd. will be asked to approve a 2-for-1 stock split. All per-share numbers in this press release reflect the number of shares outstanding prior to the proposed stock split.

The Company will host a conference call at 11:30 a.m. EDT on August 10, 2005. Shareholders and other interested parties may participate in the conference call by dialing 800-322-0079 (international participants dial 973-409-9258) a few minutes before 11:30 a.m. EDT on August 10, 2005. A replay will be available two hours after the completion of the conference call from August 10, 2005 until August 17, 2005 by dialing 877-519-4471 for participants in the US/Canada (international participants dial 973-341-3080) and entering the Access ID number 6344772.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and/or water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. Consolidated currently operates water production and/or distribution facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. In addition, the unsuccessful bidder for the Blue Hills contract in Nassau is seeking an order from the Supreme Court of the Commonwealth of the Bahamas rescinding the Water and Sewerage Corporation of the Bahamas (“WSC”) award to the Company of the Blue Hills project and an order awarding the project to the unsuccessful bidder. Accordingly, there can be no assurances that the contract between the Company and WSC will remain in effect. WSC has agreed to indemnify the Company and Waterfields Company Limited (“Waterfields”), a subsidiary of the Company, against all expenses and losses, including loss of profits, which they may incur if the court awards the Blue Hills project to the unsuccessful bidder. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO at (345) 945-4277 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in United States Dollars)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,052,519	$9,216,908
Accounts receivable	4,613,383	4,879,410
Insurance claim receivable	—	1,932,905
Inventory	1,803,470	1,629,348
Prepaid expenses and other assets	2,137,475	625,563
Current portion of loans receivable	766,316	924,020

Total current assets	17,373,163	19,208,154
Loans receivable, including $800,000 due from affiliate	2,747,059	2,270,326
Property, plant and equipment, net	31,732,630	28,861,402
Other assets	378,999	424,564
Investments in affiliates	10,922,389	11,070,848
Intangible assets	4,956,441	5,421,381
Goodwill	3,568,374	3,568,374

Total assets	$71,679,055	$70,825,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Dividends payable	$825,745	$783,854
Accounts payable and other liabilities	3,633,439	3,860,511
Current portion of long term debt	3,721,144	3,733,144

Total current liabilities	8,180,328	8,377,509
Long term debt	11,000,641	12,856,226
Security deposits and other liabilities	357,957	357,957
Minority interest in Waterfields Company Limited	867,296	861,463

Total liabilities	20,406,222	22,453,155

Stockholders’ equity
Redeemable preferred stock, $1.20 par value. Authorized 100,000 shares; issued and outstanding 11,830 shares as at June 30, 2005 and 13,921 shares at as December 31, 2004	14,196	16,705
Class A common stock, $1.20 par value. Authorized 9,840,000 shares; issued and outstanding 5,865,744 shares as at June 30, 2005 and 5,753,485 shares at as December 31, 2004	7,038,893	6,904,183
Class B common stock, $1.20 par value. Authorized 60,000 shares	—	—
Stock and options earned but not issued	114,387	20,746
Additional paid-in capital	28,481,185	27,281,728
Retained earnings	15,624,172	14,148,532

Total stockholders’ equity	51,272,833	48,371,894

Total liabilities and stockholders’ equity	$71,679,055	$70,825,049

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Expressed in United States Dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Retail water sales	$3,411,605	$3,536,311	$6,543,334	$7,111,387
Bulk water sales	2,870,593	2,655,693	5,565,894	5,163,872
Service revenue	270,670	217,360	501,126	471,802

Total revenue	6,552,868	6,409,364	12,610,354	12,747,061

Retail cost of sales	1,297,694	1,420,869	2,552,811	2,791,151
Bulk cost of sales	2,316,463	1,978,442	4,575,787	3,894,501
Service cost of sales	156,482	160,508	301,666	305,117

Total cost of sales	3,770,639	3,559,819	7,430,264	6,990,769

Gross profit	2,782,229	2,849,545	5,180,090	5,756,292
General and administrative expense	1,519,974	1,376,510	2,943,778	2,473,198

Income from operations	1,262,255	1,473,035	2,236,312	3,283,094

Other income (expense):
Interest income	18,478	22,646	36,235	40,429
Interest expense	(268,151)	(157,123)	(446,480)	(319,418)
Other income	116,165	142,214	300,849	242,922
Equity in earnings of affiliate	363,530	306,518	717,938	506,113

	230,022	314,255	608,542	470,046

Net income before income taxes and minority interest	1,492,277	1,787,290	2,844,854	3,753,140
Income tax benefit (expense)	(7,010)	(1,169)	16,389	(14,174)
Minority Interest	(3,908)	(22,081)	(5,833)	(51,008)

Net income	$1,481,359	$1,764,040	$2,855,410	$3,687,958

Basic earnings per common share	$0.25	$0.31	$0.49	$0.64

Diluted earnings per common share	$0.25	$0.30	$0.48	$0.63

Dividends declared per common share	$0.12	$0.115	$0.235	$0.23

Weighted average number of common shares used in the determination of:
Basic earnings per share	5,862,914	5,747,044	5,819,851	5,723,327

Diluted earnings per share	6,011,642	5,870,984	5,986,928	5,847,552

CONSOLIDATED WATER CO. LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Expressed in United States Dollars)

	Six Months	Six Months
	Ended June 30,	Ended June 30,
	2005	2004
Net cash flows provided by operating activities	$3,966,580	$3,509,382

Cash flows provided by (used in) investing activities
Purchase of property, plant and equipment	(3,886,193)	(1,164,396)
Receipt of income from affiliate	1,136,250	227,250
Loan to affiliate	(800,000)	—
Collections from loans receivable	480,971	546,385

Net cash used in investing activities	(3,068,972)	(390,761)

Cash flows provided by (used in) financing activities
Dividends paid	(1,337,879)	(1,226,139)
Proceeds from issuance of common stock	1,143,468	422,145
Principal payments of long term debt	(1,867,586)	(1,941,752)

Net cash used in financing activities	(2,061,997)	(2,745,746)

Net increase (decrease) in cash and cash equivalents	(1,164,389)	372,875
Cash and cash equivalents at beginning of period	9,216,908	8,236,924

Cash and cash equivalents at end of period	$8,052,519	$8,609,799

Interest paid in cash	$339,518	$273,469

Interest received in cash	$34,034	$40,429